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                                                                    Exhibit 99.1


Press Release
For Immediate Release

                    SECURITY CAPITAL ATLANTIC INCORPORATED
                                   Announces
               Closing of Homestead Village(R) Merger Agreement

     October 17, 1996 -- Security Capital Atlantic Incorporated (ATLANTIC) (New York Stock Exchange Symbol: SCA) today announced the closing of the merger and distribution agreement under which its Homestead Village(R) properties have been spun off to a newly formed company, Homestead Village Incorporated (Homestead).

     ATLANTIC also announced that its Board of Trustees declared a distribution of all 4,201,220 shares of Homestead common stock and warrants to purchase an additional 2,818,517 Homestead common shares which ATLANTIC received in the spin-off. The distribution will be payable on November 12, 1996, to shareholders of record on October 29, 1996. Each ATLANTIC shareholder as of the distribution record date will receive .110866 shares of Homestead common stock and .074378 Homestead warrants per ATLANTIC common share, plus cash for fractional shares and warrants.

     ATLANTIC is focused on becoming the preeminent real estate operating company for the development, acquisition, operation and long-term ownership of multifamily properties in growth areas of the southeastern United States. ATLANTIC's primary objective is generating long-term sustainable growth in cash flow. As of August 31, 1996, and giving effect to the Homestead spin-off, ATLANTIC had 22,257 multifamily units in its portfolio, including 4,966 units under construction or in planning and owned.


FOR MORE INFORMATION, CONTACT:      K. Scott Canon
                                    (800) 820-0181
                                         or
                                    Gerard de Gunzburg
                                    (212) 838-9292